Exhibit 3.2

SECOND AMENDMENT TO THE

THIRD AMENDED AND RESTATED BYLAWS

OF

AMC ENTERTAINMENT HOLDINGS, INC.

Article III Section 2 of the Third Amended and Restated Bylaws of the AMC Entertainment Holdings, Inc., as amended by the Amendment to the Third Amended and Restated Bylaws dated July 29, 2020, is hereby further amended and restated in its entirety, effective as of January 25, 2021 to read as set forth below:

“Section 2. Number, Election and Term of Office. The directors shall be classified (including directors in office as of the date hereof) with respect to the time for which they severally hold office into three classes, as nearly equal in number as possible, which number may be modified (but not reduced to less than three) from time to time exclusively by resolution of the Board of Directors, subject to any rights of the holders of shares of any class or series of preferred stock of the Corporation, if in effect.  One class’s initial term will expire at the first annual meeting of the stockholders following the date hereof, another class’s initial term will expire at the second annual meeting of the stockholders following the date hereof and another class’s initial term will expire at the third annual meeting of stockholders following the date hereof, with directors of each class to hold office until their successors are duly elected and qualified, provided that the term of each director shall continue until the election and qualification of a successor and be subject to such director’s earlier death, resignation or removal.  At each annual meeting of stockholders of the Corporation beginning with the first annual meeting of stockholders following the date hereof, subject to any rights of the holders of shares of any class or series of preferred stock of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.  In the case of any increase or decrease, from time to time, in the number of directors of the Corporation, the number of directors in each class shall be apportioned as nearly equal as possible.  No decrease in the number of directors shall shorten the term of any incumbent director.  The numbers of directors shall be determined in the manner provided in the Certificate of Incorporation.  At each meeting of the stockholders for the election of directors, provided a quorum is present, the directors shall be elected by a plurality of the votes validly cast in such election.”